UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 11, 2003

FiNet.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-18108	94-3115180

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Blvd., Suite 210, Walnut Creek, CA	94597

(Address of principal executive offices)	(Zip Code)

(925) 465-1600

(Registrant's telephone number, including area code)

Item 5. Other Events.

                On December 11, 2002, a Verified Complaint for Unlawful Detainer was filed in the Superior Court of California, in the county of Contra Costa by The Scotts Company, an Ohio corporation, ("Scotts).  The complaint alleges breach of sublease for failure to comply with contractual obligations under a five-year commercial sublease entered into by the Company as subtenants of Scotts on May 21, 1999 for the office space located at 2527 Camino Ramon, Suite 200, San Ramon, California (the "Premises"), and continued possession of the Premises by the Company.   Scotts seeks to recover immediate possession of the Premises, damages in excess of $1,000,000, costs of suit and attorney's fees ("State Court Action").

                Additionally, on January 14, 2003, a Complaint for Breach of Lease was filed in the United States District Court, Northern District of California by Scotts.  The complaint alleges breach of sublease for failure to comply with contractual obligations under a five-year commercial sublease entered into by the Company as subtenants of Scotts on May 21, 1999 for the office space located at 2527 Camino Ramon, Suite 200, San Ramon, California.  Scotts seeks to recover $1,400,000 and all damages as provided in the sublease and allowed by law in an amount to be determined by proof at trial, forfeiture of the sublease, interest as allowed under the sublease, attorney's fees and costs ("Federal Court Action"). In response to the Complaint, the Company has timely filed a Motion to Strike and a Motion for More Definite Statement.  A hearing on these motions has been set for April 4, 2003.

                Effective January 27, 2003, Finet.com, Inc. has moved its corporate headquarters from 2527 Camino Ramon, Suite 200, San Ramon, California to 1340 Treat Blvd., Suite 210, Walnut Creek, California, 94597 ("Walnut Creek"), thereby vacating the premises.

As a result of the filing of the Federal Court Action and the surrender of the premises by the Company, counsel for Scotts has indicated its intention to dismiss the State Court Action.

The Company intends to defend vigorously against both the State and the Federal Court Actions.  However, the Company cannot predict the outcome of these matters and an unfavorable outcome would have an adverse material impact on the Company's business and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FiNet.com, Inc.
(Registrant)
Date: February 11, 2003	By:	/s/ L. Daniel Rawitch
L. Daniel Rawitch
President and Chief Executive Officer